Exhibit 99.1

M 480.840.8400 F 480.840.8401
7001 N. Scottsdale Rd, Suite 2050, Scottsdale, Arizona 85253
www.imhfc.com / IMH Holdings, LLC / BK 0920166

January 2020

Dear IMH Shareholder:

This is my first letter as Chairman and CEO of IMH Financial Corporation (the “Company” or “IMH”). As you may know, I have served on the IMH Board of Directors (the “Board”) as a representative of J.P. Morgan Chase Funding Inc., a preferred shareholder of the Company, for approximately 2.5 years. Based on this experience, I believe I understand the Company’s current situation and challenges.

Since the Company has not distributed a shareholder letter since January 2018, in this letter I would like to comment on some of the highlights and hurdles that the Company has experienced since that time. I would also like to respond to some of the more frequently asked shareholder questions. This summary is not intended to address every transaction. We file annual, quarterly and current reports with the Securities & Exchange Commission (the “SEC”). The Company strongly encourages every shareholder to review our periodic SEC reports and other information which is posted on our Company website at http://www.imhfc.com/sec-filings/ or directly on the SEC site at https://www.sec.gov/edgar/searchedgar/companysearch.html and reference CIK #1397403 in the Fast Search. You can also contact the Company directly at (800) 510-6445 and speak with Shareholder Services to request a hard copy of any IMH public filing. I highlight below only the most material transactions and this letter is not intended to nor should it be a substitute for reviewing our SEC filings.

Portfolio News

MacArthur Place Hotel & Spa

In October 2017, the Company acquired the MacArthur Place Hotel & Spa in Sonoma, California (“MacArthur Place”) for $36.0 million. We then launched the L’Auberge de Sonoma Resort Fund (the “Fund”) and raised $25 million from third party accredited investors. The proceeds from the Fund were predominantly used for hotel renovation costs.

Since MacArthur Place was purchased, two separate wildfires have threatened Sonoma County. During the October 2017 wildfire, the town was temporarily shut down and MacArthur Place was evacuated as a precautionary measure. Going forward, we have been informed by the local electric company that it may proactively cut off power to businesses in the area during high wind conditions in order to reduce the risk of future or spreading fires. To avoid significant disruptions of service at the hotel, IMH decided that generators capable of powering the entire property in the event of long-term, area-wide power outage would be installed. In October 2019, temporary generators were in place when the second wildfire threatened Sonoma County and power was shut off to the area. MacArthur Place was one of the few businesses to remain open during the

Exhibit 99.1

power shut down period; however, its occupancy and operations were negatively impacted and may face future challenges.

MacArthur Place’s early results have reflected the high costs associated with the significant renovation and relaunch, including the increased costs and delays we experienced due to factors linked to the Sonoma fires, including increased material costs and labor shortages. Now that all of the rooms are back online, we are excited to enter a new phase of the project, moving toward revenue growth and stabilization. Early trends in this phase relating to several key metrics – average daily room rates (ADR), occupancy, and revenue per available room – look promising. We also are actively exploring a potential refinancing of MacArthur Place’s current capital structure, as well as a potential disposition of the property.

Broadway Tower

In the second quarter of 2019, we conducted a UCC foreclosure on the collateral securing our $7.6 million mezzanine note receivable that was in default, which resulted in a Company subsidiary acquiring ownership of the entity which owns the Broadway Tower office building in St. Louis, Missouri. In connection with this foreclosure, a subsidiary of the Company also purchased the $13.2 million first mortgage note secured by Broadway Tower. The purchase of the first mortgage note was funded partially with a $11.0 million loan (under a master repurchase agreement) from J.P. Morgan Chase Bank. The team at IMH is working hard to produce the best recovery results by positioning the building for sale, and recently entered into a non-binding letter of intent to sell Broadway Tower to an institutional real estate investor for $19.9 million.

Other material portfolio activity

In October 2019, the Company entered into an agreement to sell a $12.3 million mezzanine loan at a discount resulting in a loss on the sale. The loan was originally purchased by the Company in November 2017, and was secured by the borrowers’ interest in the entities that own the underlying office building located in Houston, Texas. Although the Company had intended to hold this loan for a longer period, due to the Company’s liquidity needs, we elected to sell the loan prior to maturity.

In June 2019, the Company entered into an agreement with Juniper Bishops, LLC (an affiliate of a preferred shareholder and director of the Company) to participate in a $15.0 million mezzanine loan to an unrelated hotel owner and operator for the renovation of a luxury resort located in Santa Fe, New Mexico. The Company’s total commitment under this investment is $3.9 million.

Expense Reduction Efforts

In August 2019, the Company entered into a non-discretionary investment advisory agreement (the “Advisory Agreement”) with Juniper Investment Advisors, LLC (“JIA”), which is an affiliate of a director and one of the Company’s preferred shareholders. As part of the Advisory Agreement, JIA agreed to transition five employees from the Company to JIA and agreed to assume responsibility for a commensurate percentage of the Company’s office rent expense and other related costs. Based on our historical costs and assuming base asset management fees for current assets under management, the annualized net savings to the Company is estimated to exceed $600,000. The Company believes that the cost savings achieved under the Advisory Agreement, together with the completion of the renovations at MacArthur Place and various other additional cost cutting measures, will help to preserve capital and position the Company for greater stability.

Exhibit 99.1

Frequently Asked Questions

Why does the Company have large expenses which impact its ability to be consistently profitable?

While there are several reasons for the Company’s expenses, one significant factor is professional fees and expenses resulting from costs associated with accounting, legal and advisory services. Some of our professional fees are relatively fixed and recurring in nature (such as audit and legal costs resulting from being a public reporting entity), but we have also incurred substantial legal and consulting fees relating to our enforcement activities, for which the offsetting recovery of income is not always recognized in the same period as the related expenses and ongoing operations. In addition, we have incurred significant professional fees related to transactions (such as our acquisition of MacArthur Place and launching and operating the Fund). Given that we have reduced our outstanding enforcement activities and the number of transactions, we expect the variable portion of such costs to decrease in the near future. However, transactional related costs depend on the level and complexity of future deals we pursue.

With respect to general and administrative costs, we have undertaken various initiatives to reduce costs going forward. Exclusive of costs pertaining to the former CEO’s severance, we have reduced our payroll and other G&A costs through a reduction of the Company’s workforce and, as noted above, via the Advisory Agreement with JIA. We continue to seek other opportunities to reduce our overhead going forward.

What is the current value of my shares?

Since there is no trading market for our stock, we are unable to provide a current market value. As an alternative, we provide a book value per share for reporting purposes. The book value per share is derived by dividing the Company’s shareholders’ equity by the number of common shares outstanding. Although this book value per share amount is currently negative, it is not intended to and should not be construed to represent the market value of a shareholder’s interest in the Company or a value at which a shareholder could actually sell the common stock, if the common stock were freely transferrable as of such date. We also obtain third-party fair market valuations of the Company’s stock on an annual basis.

Why don’t I get distributions or dividends anymore?

The Company will continue to evaluate proposed dividends to our common shareholders. However, it is unlikely that any dividends on common shares will be paid in the near future. As mentioned throughout this letter, the Company faces liquidity challenges and the Board has determined that until the Company has stabilized, it is not prudent to pay any common dividends.

In order to provide shareholders with the opportunity to receive some liquidity, in December 2018, the Company launched a tender offer to its shareholders of record to purchase up to $1 million of their common stock. The offer was intended to provide an opportunity for our shareholders to receive cash for all or a portion of their shares. The tender offer price was $2.00 per share. The tender offer was over-subscribed and we purchased a total of 500,000 shares of our common stock.

Why aren’t shareholder letters sent out more frequently?

The Company currently does not have nor does it intend on having a set schedule for sending out shareholder communications. As noted above and as previously disclosed in past shareholder letters, the Company is a public reporting company to the SEC.

Exhibit 99.1

In closing, I’d like to thank you in advance for the opportunity to earn your confidence and trust. There is work to be done on my part and I look forward to achieving success in moving the Company forward. I appreciate your continued support of IMH Financial Corporation.

Sincerely
Chadwick S. Parson
Chairman and CEO

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “will,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.

Our forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.

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